Exhibit 2.24

EXECUTION COPY

GUARANTY

GUARANTY, dated as of December 23, 2008 (this “Guaranty”), made by Teva Pharmaceutical Industries Limited, an Israeli corporation (the “Guarantor”), in favor of each of the Lenders (as defined below), the Swing Line Lender, the L/C Issuer and each Affiliate of a Lender that enters into a Swap Contract (the “Swap Contract Affiliates” and together with the Lenders, the Swing Line Lender and the L/C Issuer, the “Benefited Lenders”) and Bank of America, N.A., as administrative agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, Barr Laboratories, Inc., a Delaware corporation (the “Company”), and certain Foreign Subsidiaries of the Company (together with the Company, each a “Borrower” and collectively, the “Borrowers”), Barr Pharmaceuticals, Inc., a Delaware corporation (the “Parent”), and certain Subsidiaries of the Parent as guarantors, the Administrative Agent and the lenders from time to time parties thereto (the “Lenders”), the Swing Line Lender and the L/C Issuer have entered into that certain Credit Agreement dated as of July 21, 2006 (as amended by that certain First Amendment dated as of October 24, 2006, the “Existing Credit Agreement”);

WHEREAS, the Borrowers, the Parent, the Administrative Agent and the Approving Lenders have further amended the Existing Credit Agreement pursuant to a Second Amendment dated as of October 27, 2008 (such amendment, the “Second Amendment” and, together with the Existing Credit Agreement and each other amendment, modification, extension, supplement, restatement and/or replacement thereto from time to time, the “Loan Agreement”) in order to, among others things, facilitate the acquisition by merger of the Parent by a wholly-owned subsidiary of the Guarantor (the “Acquisition”);

WHEREAS, pursuant to the Second Amendment, the Guarantor is required to execute and deliver to the Administrative Agent a guaranty guaranteeing the Obligations of the Borrowers under the Loan Agreement on or prior to the Teva Acquisition Effective Date (it being expressly agreed by the parties hereto that this Guaranty shall not become effective until the Teva Acquisition Effective Date); and

WHEREAS, the Guarantor has determined that its execution, delivery and performance of this Guaranty directly benefit, and are within the corporate purposes and in the best interests of, the Guarantor;

NOW, THEREFORE, in consideration of the premises and the agreements herein and in order to induce the Administrative Agent and the Lenders to enter into and agree to the terms contained in the Second Amendment, including permitting the Teva Acquisition as provided in the Second Amendment, the Guarantor hereby agrees with the Administrative Agent as follows:

SECTION 1. Definitions. Reference is hereby made to the Loan Agreement for a statement of the terms thereof. All terms used in this Guaranty which are not otherwise defined herein shall have the same meanings herein as set forth in the Loan Agreement.

SECTION 2. Guaranty. The Guarantor hereby (i) irrevocably, absolutely and unconditionally guarantees the prompt payment by the Borrowers, as and when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), of all amounts now or hereafter owing in respect of the Loan Agreement and any Swap Contract to which an Affiliate of a Lender is a party, whether for principal, interest (including interest accruing on or after the filing of any petition in bankcruptcy or for reorganization relating to the Borrowers whether or not a claim for post-filing interest is allowed in such proceeding), fees, expenses, premiums, indemnities or otherwise, and the due performance and observance by the Borrowers of their Obligations now or hereafter existing or arising subsequent to the date hereof in respect of the Loan Agreement or any of the other Loan Documents; and (ii) agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Administrative Agent or any Benefited Lender in enforcing its rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Obligations, whether presently existing or arising subsequent to the date hereof and would be owed by the Borrowers under the Loan Agreement but for the fact that such claim is unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any of the Borrowers.

SECTION 3. Guarantor’s Obligations Unconditional.

(a) The Guarantor hereby guarantees that the Obligations will be paid strictly in accordance with the terms of the Loan Agreement and the other applicable Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Benefited Lender with respect to the Borrowers or the Loan Agreement and the other Loan Documents. The Guarantor agrees that this Guaranty constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by the Administrative Agent or any Benefited Lender to any Borrower, any other Guarantor or collateral, if any, for the Obligations. The obligations of the Guarantor under this Guaranty are independent of the Obligations under the Loan Agreement, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrowers or any other Loan Party, or whether the Borrowers or any other Loan Party is joined in any such action. For so long as all or any of the Obligations remain outstanding, the liability of the Guarantor hereunder shall be absolute and unconditional irrespective of: (i) any lack of validity or enforceability of the Loan Agreement, any other Loan Document, a Swap Contract or any agreement or instrument relating thereto; (ii) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from the Loan Agreement (including, without limitation, any increase in the obligations of the Borrowers resulting from the extension of additional credit to the Borrowers) or a Swap Contract; (iii) any exchange or release of, or non-perfection of any lien on or security interest in, any collateral or any release or amendment or waiver of or consent to any departure from any other guaranty, for all or any of the Obligations; (iv) the existence of any claim, set-off, counterclaim, defense or other right that the

Guarantor may have at any time against any Person, including, without limitation, the Administrative Agent or any Benefited Lender, provided that nothing herein shall permit the assertion of any such claim by separate suit or compulsory counterclaim; or (v) any other circumstance (other than payment in full of the Obligations) which might otherwise constitute a defense available to, or a discharge of, the Borrowers or any other guarantor in respect of the Obligations or the Guarantor in respect hereof.

(b) This Guaranty (i) is a continuing guaranty and shall remain in full force and effect until the satisfaction in full of the Obligations and termination of the Loan Agreement; and (ii) shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Benefited Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers or otherwise, all as though such payment had not been made.

(c) Waivers. The Guarantor hereby waives (i) promptness and diligence; (ii) notice of acceptance and notice of the incurrence of any Obligations by the Borrowers; (iii) notice of any actions taken by the Administrative Agent or any Benefited Lender or the Borrowers or any Loan Party under the Loan Agreement or a Swap Contract; (iv) all other notices, demands and protests, and all other formalities of every kind (including notice of presentment or demand for payment or performance), in connection with the enforcement of the Obligations or of the obligations of the Guarantor hereunder, the omission of or delay in which, but for the provisions of this Section 3, might constitute grounds for relieving the Guarantor of its obligations hereunder; (v) any right to compel or direct the Administrative Agent or any Benefited Lender to seek payment or recovery of any amounts owed under this Guaranty from any one particular fund or source; (vi) any requirement that the Administrative Agent or any Benefited Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral; and (vii) any right related to obtaining, amending, substituting for, releasing, discharging, waiving or modifying the liability of any Person for the Obligations or any security interest, liens or other encumbrances, if any, hereafter securing the Obligations, or the subordinating, compromising, discharging or releasing of such security interests, liens or encumbrances. In addition, the Guarantor hereby waives, to the fullest extent permitted by law, any right it may now or hereafter have to assert any defense, legal or equitable (other than the defense of payment in full of the Obligations). The Guarantor agrees that neither the Administrative Agent nor any Benefited Lender shall have any obligation to marshal any assets in favor of the Guarantor or against or in payment of any or all of the Obligations.

SECTION 4. Subrogation. The Guarantor will not exercise any rights which it may have or acquire by way of subrogation, contribution, reimbursement or indemnity whether hereunder or pursuant to law or any other agreement, by any payment made by it hereunder or otherwise, until such date on which all of the Obligations shall have been satisfied in full and the Loan Agreement has been terminated. If any amount shall be paid to the Guarantor on account of such subrogation, contribution, reimbursement or indemnity rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Administrative Agent and the Benefited Lenders, shall be segregated from the other funds of the Guarantor and shall forthwith be paid over to the Administrative Agent to be applied in whole or in part by the Administrative Agent against the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Agreement or a Swap Contract. If (i) the Guarantor shall make payment to the Administrative Agent of all or any portion of the Obligations and (ii) all of the Obligations shall be paid in full and the Loan Agreement has been terminated, then the Administrative Agent, by its acceptance hereof agrees that it will, at the Guarantor’s request and sole cost and expense, execute and deliver to the Guarantor (without recourse, representation or warranty) appropriate documents, in form and substance reasonably acceptable to the Administrative Agent, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from such payment by the Guarantor, such subrogation to be fully subject and subordinate, however, to the collection by the Administrative Agent of all other amounts due to the Administrative Agent under the Loan Agreement, the Swap Contracts and the other Loan Documents.

SECTION 5. Representations and Warranties. The Guarantor hereby represents and warrants to the Administrative Agent and each Benefited Lender as follows:

(a) The Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth on the first page hereof; and (ii) has all requisite power and authority to execute, deliver and perform this Guaranty.

(b) The execution, delivery and performance by the Guarantor of this Guaranty (i) have been duly authorized by all necessary corporate action, (ii) do not and will not contravene any of its Organization Documents or any applicable Law, (iii) do not and will not contravene any contractual restriction binding on or affecting the Guarantor or any of its properties, except to the extent the foregoing, either individually or in the aggregate, could not reasonably be expected to result in a material adverse change in, or a material adverse effect upon, the business, property, operations or financial condition of the Guarantor or a material adverse effect upon the legality, validity, binding effect or enforceability against the Guarantor of this Guaranty, and (iv) do not and will not result in or require the creation of any Lien, security interest or other charge or encumbrance upon or with respect to any of its material properties.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body is required for the due execution and delivery by the Guarantor of this Guaranty, except for authorizations, approvals, filings and notices which have been obtained or made and are in full force and effect.

(d) This Guaranty is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity.

(e) The Guarantor is subject to civil and commercial law with respect to its obligations under this Guaranty, and neither the Guarantor nor any of the properties of the Guarantor have any immunity from suit or execution on the grounds of sovereignty. The Guarantor can be sued in its own name. There are no procedural bars to prevent the

Administrative Agent or the Benefited Lenders from commencing proceedings against the Guarantor in courts of competent jurisdiction in the State of Israel or the State of New York based upon its obligations under this Guaranty. The choice of law and submission to jurisdiction provisions provided for in this Guaranty are enforceable against the Guarantor.

SECTION 6. Notices, Etc. All notices or other communications provided for hereunder shall be in writing (including telecommunications) and shall be mailed, telecopied or delivered, if to the Guarantor, to it at its address as set forth on Exhibit A hereto, or at such other address as may hereafter be specified by the Guarantor to the Administrative Agent in writing, and if to the Administrative Agent, to the address as set forth on Exhibit B hereto, or at such other address as may hereafter be specified by the Administrative Agent to the Guarantor in writing. All such notices and other communications shall be effective (i) if sent by registered mail, return receipt requested, when received or ten Business Days after mailing, whichever first occurs, (ii) if telecopied, when transmitted and a confirmation is received, provided the same is on a Business Day and, if not, on the next Business Day, and provided further that a copy of such notice is either (A) received by registered mail, return receipt requested or (B) delivered by messenger or overnight courier, within three Business Days, or (iii) if delivered by messenger or overnight courier, upon delivery, provided the same is on a Business Day and, if not, on the next Business Day.

SECTION 7. Payments Free and Clear of Taxes, Etc.

(a) All payments by the Guarantor under this Guaranty shall be made without set off, counterclaim or other defense. All such payments shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if the Guarantor shall be required to deduct any Indemnified Taxes from any such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the Benefited Lenders (as the case may be) receive an amount equal to the sum they would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and (iii) the Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) The Guarantor shall indemnify the Administrative Agent and each Benefited Lender, within five days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or any Benefited Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Guarantor hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Guarantor by a Benefited Lender, or by the Administrative Agent on its own behalf or on behalf of a Benefited Lender, shall be conclusive absent manifest error.

(c) Any Benefited Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Guarantor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Guaranty shall deliver to the Guarantor (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Guarantor as will permit such payments to be made without withholding or at a reduced rate.

SECTION 8. Currency; Judgment. Unrestricted and transferable lawful money of the United States (“U.S. Dollars”) shall be the currency of account in the case of all payments pursuant to or arising under this Guaranty. The obligations of the Guarantor to the Administrative Agent and the Benefited Lenders under this Guaranty shall not be discharged by any amount paid in any other currency to the extent that the amount so paid after conversion under this Guaranty does not yield the amount of U.S. Dollars due under this Guaranty. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in U.S. Dollars into another currency (the “Other Currency”), the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal banking procedures, purchase U.S. Dollars with the Other Currency on the Business Day preceding that on which final judgment is given. The obligation of the Guarantor in respect of any such sum due from it to the Administrative Agent and the Benefited Lenders hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day immediately following the date on which the Administrative Agent receives any sum adjudged to be so due in the Other Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase U.S. Dollars with the Other Currency. If the U.S. Dollars so purchased are less than the sum originally due to the Administrative Agent in U.S. Dollars, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss, and if the U.S. Dollars so purchased exceed the sum originally due to the Administrative Agent in U.S. Dollars, the Administrative Agent agrees to remit to the Guarantor such excess.

SECTION 9. Submission to Jurisdiction; Waivers. The Guarantor hereby irrevocably and unconditionally:

(a) Submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, or for the recognition or enforcement of any judgment, and irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that the Administrative Agent or any Benefited Lender may otherwise have to bring any action or proceeding relating to this Guaranty against the Guarantor or its properties in the courts of any jurisdiction;

(b) Agrees that any such action, suit or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action, suit or proceeding in any such court or that such action, suit or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) Consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process by registered or certified mail (or substantially similar form of mail), postage prepaid, or by courier delivery to the Guarantor (at its address as set on Exhibit A hereto or at such other address of which the Administrative Agent shall have been notified pursuant to Section 6 hereof) and waives any objection that the Guarantor may now or hereafter have to contest service of process if it is made in accordance with this Section 9(c);

(d) To the extent that the Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, it waives such immunity in respect of its obligations under this Guaranty;

(e) Agrees that nothing herein shall affect the right of the Administrative Agent to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction, including, without limitation, the courts of Israel; and

(f) Waives any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

SECTION 10. Miscellaneous.

(a) The Guarantor will make each payment hereunder in lawful money of the United States and in same day funds to the Administrative Agent at its address specified in Exhibit B hereto.

(b) No amendment of any provision of this Guaranty shall be effective unless it is in writing and signed by the Guarantor and the Administrative Agent, and no waiver of any provision of this Guaranty, and no consent to any departure by the Guarantor therefrom, shall be effective unless it is in writing and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

(c) No failure on the part of the Administrative Agent or any Benefited Lender to exercise, and no delay in exercising, any right hereunder or under the Loan Agreement or a Swap Contract shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Administrative Agent and the Benefited Lenders provided herein and in the Loan Agreement or in a Swap Contract are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law and may be pursued separately, successively or concurrently, or not pursued, without affecting or limiting any other right of the Administrative Agent and the Benefited Lenders and without affecting or impairing the liability of the Guarantor. The rights of the Administrative Agent and the Benefited Lenders under the Loan Agreement and a Swap Contract against any party thereto are not conditional or contingent on any attempt by the Administrative Agent or any Benefited Lender to exercise any of its rights under the Loan Agreement or any Swap Contract against such party or against any other Person.

(d) Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(e) This Guaranty shall (i) be binding on the Guarantor and its successors and assigns, and (ii) inure, together with all rights and remedies of the Administrative Agent and the Benefited Lenders hereunder, to the benefit of the Administrative Agent and the Benefited Lenders and their successors, transferees and assigns. Without limiting the generality of clause (ii) of the immediately preceding sentence, any Benefited Lender may assign or otherwise transfer any Note held by it, and the Administrative Agent and the Benefited Lenders may assign or otherwise transfer its rights under this Guaranty, the Loan Agreement and a Swap Contract, to any other Person subject to the terms and conditions set forth in the Loan Agreement, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to such entity herein or otherwise. The Guarantor agrees that each Participant shall be entitled to the benefits of Section 7 with respect to its participation in the Loans as if it were a Benefited Lender; provided that a Participant shall not be entitled to receive any greater payment under Section 7 than the applicable Benefited Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Benefited Lender shall not be entitled to the benefits of Section 7 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 7(c) as though it were a Benefited Lender.

(f) The Guarantor covenants that it will not merge or consolidate with any other Person or sell, lease or convey all or substantially all of its assets to any other Person, unless (i) either the Guarantor shall be the continuing legal entity, or the successor legal entity or, the Person which acquires by sale, lease or conveyance all or substantially all of the assets of the Guarantor (if other than the Guarantor), shall expressly assume all of the obligations, liabilities and terms in this Guaranty and (ii) the Guarantor, such Person or such successor legal entity, as the case may be, shall not, immediately after such merger or consolidation, or such sale, lease or conveyance, be in default in the performance of any covenant or condition under the terms of this Guaranty.

(g) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(h) THE GUARANTOR AND THE ADMINISTRATIVE AGENT (BY ITS ACCEPTANCE OF THIS GUARANTY) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING THIS GUARANTY, THE LOAN AGREEMENT, ANY SWAP CONTRACT OR ANY AMENDMENT, MODIFICATION OR OTHER DOCUMENT NOW OR HEREAFTER DELIVERED IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREE THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(i) This Guaranty may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Guaranty by telecopy shall be effective as delivery of a manually executed counterpart of this Guaranty. Any party delivering an executed counterpart of this Guaranty by telecopier also shall deliver an original executed counterpart of this Guaranty but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Guaranty.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed by an officer thereunto duly authorized, as of the date first above written.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:	/s/ Doron Blachar
Name:	Doron Blachar
Title:	VP Finance

By:	/s/ Yossi Levin
Name:	Yossi Levin
Title:	Corporate Treasurer

ACCEPTED AND AGREED:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Angela Lau
Name:	Angela Lau
Title:	Assistant Vice President

Signature Page to Guaranty (2006 Bank of America/Barr Credit Facility)